Exhibit 99

Cardinal Bankshares Corporation Announces Operating Results

FLOYD, VA, November 12, 2010 – Cardinal Bankshares Corporation (“CBC” or “The Company”) released operating results for the nine months ending September 30, 2010.

Total assets, loans and deposits all increased over year-end 2009 results. Total assets of $249.2 million increased 4.1% or $9.8 million. Total loans of $151.0 million increased $936 thousand or .6%. Total deposits of $216.8 million increased 4.1% or $8.6 million.

Net Income was $829 thousand, which represents a 196.1% increase in earnings compared to the same period in 2009. Earnings were positively affected by reductions in interest expense on deposits, provision for loan losses and salaries and employee benefits.

The Bank of Floyd has funds available for loans; however, quality loans needed to fuel loan growth continue to be difficult to obtain with the current state of the economy. While management does not anticipate significant loan losses, the Allowance for Loan Loss Reserve continues to be increased as a prudent measure against a difficult economy. In addition, the Bank of Floyd continues to maintain an aggressive stance with regards to collections and pursuit of collateral in the event of non-payment or default.

Current standards require all banks to maintain Tier 1 Capital of 6% and Total Capital of 10% to be considered well capitalized. Cardinal Bankshares Corporation on a consolidated basis has Tier 1 Capital of 19.35% and Total Capital of 20.61%, while the Bank of Floyd has Tier 1 Capital of 13.31% and Total Capital of 14.57%.

“Improved earnings, continued asset growth, strong capital position and increased allowance for loan loss reserve during these trying economic times are signs of a strong team effort. Cardinal Bankshares Corporation and the Bank of Floyd remain committed to providing a conservative, safe and sound financial institution with which its customers can feel confident”, stated Leon Moore, Chairman, CEO & President.